Exhibit 99.1

For Immediate Release November 12, 2019 Jason Weidman, Public Relations Manager 864.283.3066 jason.weidman@scansource.com

ScanSource, Inc. Names New Board Member

Dede Ramoneda brings information technology expertise and Fortune 500 leadership to the Board

GREENVILLE, S.C., (November 12, 2019) — ScanSource, Inc. (Nasdaq: SCSC), a leading provider of technology products and solutions, today announced the appointment of Dorothy F. (“Dede”) Ramoneda to its Board of Directors effective November 8, 2019. Ms. Ramoneda’s appointment expands the Board to seven members.

Ms. Ramoneda, has been in the role of Executive Vice President and Chief Information Officer of First Citizens Bank since 2014. She previously served as Chief Information Officer and Vice President of Information Technology and Telecommunications at Progress Energy.

With more than 35 years of technology experience, Ms. Ramoneda has led the continued development of innovative, robust, and secure information technology environments, giving her an in-depth understanding of the challenges and opportunities within ScanSource’s technologies, as well as the perspective for many of the Company’s customers and supplier partners.

“Dede’s extensive knowledge and experience leading an organization that relies on delivering a secure, digital customer experience will lend incredible insight to ScanSource as we continue to evolve our business. In addition, her role serving as an executive leader of a Fortune 500 company will be extremely beneficial to our Board,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “We are pleased to welcome Dede to our Board of Directors.”

“I am grateful for the opportunity to join the ScanSource Board of Directors,” said Ms. Ramoneda. “ScanSource and its outstanding employees show great commitment to their partners and stakeholders. I am looking forward to working alongside ScanSource’s dedicated management team to contribute to the Company’s continued growth and success.”

About ScanSource

ScanSource, Inc. (NASDAQ: SCSC) is at the center of the technology solution delivery channel, connecting businesses and providing solutions for their complex needs. ScanSource sells through multiple, specialized routes-to-market with digital, physical and services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. ScanSource enables its sales partners to create, deliver and manage solutions for end-customers across almost every vertical market. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2019 Best Places to Work in South Carolina and on FORTUNE magazine’s 2019 List of World’s Most Admired Companies. ScanSource ranks #643 on the Fortune 1000. For more information, visit www.scansource.com.

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